Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our report dated February 16, 2010, with respect to the financial statements of Legg Mason Variable Lifestyle Allocation 85%, Legg Mason Variable Lifestyle Allocation 70% and Legg Mason Variable Lifestyle Allocation 50%, each a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
New York, New York
April 9, 2010